Exhibit 3(x)

THIRD AMENDMENT

TO FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HEINZ CREDIT LLC

This Third Amendment to First Amended and Restated Limited Liability Company Agreement (this “Amendment”) of Heinz Credit LLC (the “Company” or “Heinz Credit”), is made and entered into to be effective as of December 29, 2013, (the “Effective Date”), by Heinz Transatlantic Holding LLC, (f/k/a Heinz Transatlantic Holding Company), a Delaware limited liability company, (“HTH”). As used in this Amendment, the term “Member” shall mean HTH or any other person or entity who is admitted as a member of the Company in accordance with the First Amended and Restated Limited Liability Company Agreement made and entered into as of January 9, 2009, as amended (the “Current LLC Agreement”) and the Delaware Act (in each case, so long as it is a member of the Company).

R E C I T A L S:

WHEREAS, the Company is currently governed pursuant to that certain Current LLC Agreement; and

WHEREAS, the Member has approved the amendment of the Current LLC Agreement to require the issuance of certificates representing member interests; and

WHEREAS, the Member has approved the amendment of the Current LLC Agreement to reflect a change in the fiscal year end of the Company to conform to the change in H. J. Heinz Company’s fiscal year end to the Sunday closest to December 31;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners, intending to be legally bound, hereby agree as follows:

1.	Memberships and Certificates. Section 15- Certificates of Member Interests is hereby amended and restated in its entirety to read as follows:

“(a) Issuance. All member interests in the Company shall be represented by a certificate of limited liability company interest and recorded in the Company’s membership register. Certificates shall be signed by, or in the name of the Company by, the president or vice president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Company. The Company hereby elects to have all Member Interests and all certificates evidencing the same treated as “securities” governed by Article 8 of the Uniform Commercial Code of the State of Delaware, as enacted and in effect from time to time.”

(b) Lost Certificates. The Member may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an

“(a) Issuance. All member interests in the Company may be represented by a certificate of limited liability company interest and recorded in the Company’s membership register. Certificates shall be signed by, or in the name of the Company by, the president or vice president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Company. The Company hereby elects to have all Member Interests and all certificates evidencing the same treated as “securities” governed by Article 8 of the Uniform Commercial Code of the State of Delaware, as enacted and in effect from time to time.

(b) Lost Certificates. The Member may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person or persons claiming the certificates of member interest to be lost, stolen or destroyed.”

3. Fiscal year. As of the Effective Date, Section 19(b) of the Current LLC Agreement shall be amended to read as follows:

(b) Accounting and Fiscal Year. The books of the Company shall be kept on the accrual basis in accordance with general acceptable accounting principles, practices, and procedures and on a tax basis and the Company shall report its operations for tax purposes on the accrual method. The fiscal year of the Company shall end on the Sunday closest to December 31 of each year, unless a different fiscal year shall be required by the Internal Revenue Code.

4. Effective Date. This Amendment is effective as of the date first above mentioned.

5. Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

6. Severability. In case any one or more of the provisions contained in this Amendment or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

7. Amendments. This Amendment may be amended only by a written instrument approved and executed by the Member.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

11. Definitions. All capitalized terms used herein but not defined shall have the same meaning as in the Current LLC Agreement.

12. CREDITORS NOT BENEFITED. NOTHING CONTAINED IN THIS AMENDMENT IS INTENDED OR SHALL BE DEEMED TO BENEFIT ANY CREDITOR OF THE COMPANY OR THE MEMBER, AND NO CREDITOR OF THE COMPANY SHALL BE ENTITLED TO REQUIRE THE COMPANY OR THE MEMBER TO SOLICIT OR ACCEPT ANY CAPITAL CONTRIBUTION FOR THE COMPANY OR TO ENFORCE ANY RIGHT WHICH THE COMPANY MAY HAVE AGAINST THE MEMBER UNDER THIS AGREEMENT.

13. Other Activities of Members and Agreements with Related Parties. Except as may be otherwise provided in any other agreement or contract, the Member (and each officer), in their individual capacity or otherwise, shall be free to engage in, to conduct or to participate in any business or activity whatsoever, without any accountability, liability or obligation whatsoever to the Company, even if such business or activity competes with or is enhanced by the business of the Company. Further, the Company may contract and otherwise deal with or otherwise obligate the Company to entities in which the Member (or officer) may have an ownership or other financial interest.

14. Banking. The funds of the Company shall be kept in such accounts as may be designated by the Member. All withdrawals therefrom shall be made on such signature or signatures as shall be designated by the Member. There shall be no commingling of the assets of the Company with the assets of any other entity or person.

15. Venue. The Member consents to the jurisdiction of any state or federal court sitting in Wilmington County, Delaware, for any action arising out of the matters related to this Amendment, the Member waives the right to commence an action in connection with this Amendment in any court outside of Wilmington County, Delaware.

16. WAIVER OF JURY TRIAL. EACH OF THE MEMBERS HEREBY WAlVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

IN WITNESS WHEREOF, the undersigned, as the single and sole member of the Company, has executed this Amendment as of the date set forth in the introductory paragraph hereof.

Notice Address: Heinz Credit LLC c/o Heinz Transatlantic Holding LLC 2541 North Stokesberry Place, Suite 100 Meridian, Idaho 83646	Heinz Transatlantic Holding LLC, a Delaware limited liability company, as sole member
By:
Robert Yoshida
President